Exhibit (k)(1)

ADMINISTRATION AGREEMENT

BETWEEN

YIELDSTREET PRISM FUND INC.

AND

YIELDSTREET MANAGEMENT, LLC

This Agreement ("Agreement") is made as of [ ] by and between YIELDSTREET PRISM FUND INC., a Maryland corporation (the "Company"), and YIELDSTREET MANAGEMENT, LLC, a Delaware limited liability company (the "Administrator").

WHEREAS, the Company is a closed-end management investment fund that has registered as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act");

WHEREAS, the Company desires to retain the Administrator to provide administrative services to the Company in the manner and on the terms set forth herein;

WHEREAS, the Administrator is willing to provide administrative services to the Company on the terms and conditions set forth herein;

WHEREAS, the Administrator will also serve as the Company's investment adviser (the "Adviser") pursuant to an Investment Advisory Agreement to be entered into by and between the Company and the Adviser (as amended from time to time, the "Advisory Agreement"); and

WHEREAS, the Company bears all costs and expenses incurred in its operation, administration and transactions which are not specifically assumed by the Adviser pursuant to the Advisory Agreement or this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company and the Administrator hereby agree as follows:

1.	Duties of the Administrator

(a)	The Company hereby employs the Administrator to act as administrator of the Company, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Company (the "Board"), for the period and on the terms and conditions set forth in this Agreement.

(b)	The Administrator hereby accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth subject to the reimbursement of costs and expenses provided for below.

(c)	The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Company. Without limiting the generality of the foregoing, the Administrator shall provide the Company with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Company, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable; provided that nothing herein shall be construed to require the Administrator to, and the Administrator shall not, in its capacity as Administrator pursuant to this Agreement, provide any advice or recommendation relating to the securities and other assets that the Company should purchase, retain or sell or any other investment advisory services to the Company. The Administrator shall be responsible for the financial and other records that the Company is required to maintain and shall prepare, print and disseminate reports to stockholders, and reports and other materials filed with the Securities and Exchange Commission (the "SEC"), as applicable. The Administrator will provide on the Company's behalf significant managerial assistance to those portfolio companies to which the Company is required to provide such assistance. In addition, the Administrator will assist the Company in determining and publishing (as necessary or appropriate) the Company's net asset value, overseeing the preparation and filing of the Company's tax returns, and generally overseeing the payment of the Company's expenses and the performance of administrative and professional services rendered to the Company by others.

(d)	The Administrator and such others shall for all purposes herein be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Company in any way or otherwise be deemed agents of the Company.

(e)	The Administrator is hereby authorized to enter into one or more sub-administration agreements with other service providers (each a "Sub-Administrator") pursuant to which the Administrator may obtain the services of the service providers in fulfilling its responsibilities hereunder. Any such sub-administration agreements shall be in conformity with the requirements of the Investment Company Act and other applicable federal and state law and shall contain a provision requiring the Sub-Administrator to maintain such books and records of the Company as may be required thereby under the Investment Company Act in a manner substantially similar to Section 2 of this Agreement.

2.	Maintenance of Records

The Administrator agrees to maintain and keep all books, accounts and other records of the Company that relate to activities performed by the Administrator hereunder and will maintain and keep such books, accounts and records in accordance with the Investment Company Act.  In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request.  The Administrator further agrees that all records which it maintains for the Company pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above.  Records shall be surrendered in usable machine-readable form.  The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.	Confidentiality

The parties hereto agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations.  All confidential information provided by a party hereto, including nonpublic personal information (regulated pursuant to Regulation S-P), shall be used by any other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

4.	Compensation; Allocation of Costs and Expenses

(a)	In full consideration of the provision of the services of the Administrator set forth herein, the Company shall reimburse the Administrator for the fees, costs and expenses incurred by the Administrator in performing its obligations and providing personnel and facilities to the Company hereunder. In addition, the Company shall reimburse any affiliate of the Administrator (including the Adviser, if not the Administrator) for any fees, costs and expenses incurred by such affiliate on behalf of the Administrator in connection with the Administrator’s provision of Services to the Company under this Agreement.

(b)	The Company shall bear all fees, costs and expenses incurred in connection with its operation, administration and transactions and that are not specifically assumed by the Administrator (or the Adviser, if not the Administrator) pursuant to the Advisory Agreement, including but not limited to those relating to: (i) its organization; (ii) any offering of the Company’s securities, including any underwriting discounts or commissions and any related legal or accounting fees and expenses; (iii) the establishment or operation of any credit facility or other leverage utilized by the Company; (iv) interest payable on debt, if any, incurred by the Company; (v) sales and purchases of the Company’s common stock and other securities, including in connection with any tender offers or repurchase offers relating thereto; (vi) any material acquisition, merger, consolidation, reorganization, asset sale or other business combination involving the Company; (vii) any annual or special meeting of stockholders of the Company; (viii) management fees and related expenses payable under the Advisory Agreement; (ix) amounts payable under this Agreement; (x) federal and state registration fees; (xi) federal, state, local and foreign taxes; (xii) independent directors’ fees and expenses; (xiii) the Company’s allocable portion of any fidelity bond, directors and officers / errors and omissions liability insurance and any other insurance premiums; (xiv) the acquisition or disposition of investments, including any brokerage fees or commissions and any legal, accounting or due diligence fees or expenses relating thereto; (xv) the investigation and monitoring of the Company’s investments, including travel-related expenses; (xvi) calculating net asset value; (xvii) fees payable to third parties relating to, or associated with, making investments and valuing investments (including third-party valuation firms); (xviii) transfer agent and custodial fees; (xix) the retention of any sub-administrator or third-party compliance firm; (xx) marketing efforts (including attendance at investment conferences and similar events); (xxi) any exchange listing fees; (xxii) preparing, printing and disseminating proxy materials, stockholders’ reports and other notices; (xxiii) preparing and submitting government filings, including periodic and other reports; (xxiv) independent audits and the engagement of outside accountants and legal counsel; (xxv) reporting and compliance obligations under the Investment Company Act and applicable federal and state securities laws; and (xxvi) printing, mailing and all other direct expenses incurred by either of the Adviser, the Administrator or the Company in connection with administering the Company’s business, including payments under this Agreement that are based upon the Company’s allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations to the Company under this Agreement, including the allocable portion of the compensation of the Company’s chief financial officer and chief compliance officer and their respective staffs.

(c)	The aggregate amount of fees, costs and expenses that may be reimbursed pursuant to Section 4(a) above in any calendar quarter shall be limited to no more than 0.125% (0.50% annualized) of the Company’s net assets (excluding cash and cash equivalents), as determined as of the end of such calendar quarter, taking into account any fees, costs and expenses paid directly by the Company during such calendar quarter, but excluding non-administrative expenses incurred by the Company, including but not limited to (i) interest payable on debt, (ii) federal, state, local and foreign taxes, and (iii) management fees payable pursuant to the Advisory Agreement (the “Reimbursement Cap”); provided, that any amounts not reimbursed with respect to a given calendar quarter pursuant to this Section 4(c) shall remain subject to reimbursement in any subsequent calendar quarter, subject to compliance with the Reimbursement Cap for such subsequent calendar quarter.

5.	Limitation of Liability of the Administrator; Indemnification

The Administrator (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Administrator) shall not be liable to the Company for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator of the Company (except to the extent specified in Section 36(b) of the Investment Company Act and to the extent applicable to the services provided by the Administrator hereunder concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services), and the Company shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Administrator, including without limitation its general partner or managing member, each of whom shall be deemed a third party beneficiary hereof) (collectively, the "Indemnified Parties") and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys' fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Administrator's duties or obligations under this Agreement or otherwise as administrator of the Company. Notwithstanding the preceding sentence of this Section 5 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of criminal conduct, willful misfeasance, bad faith or gross negligence in the performance of the Administrator's duties or by reason of the reckless disregard of the Administrator's duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

6.	Activities of the Administrator

The services of the Administrator to the Company are not to be deemed to be exclusive, and the Administrator and each affiliate is free to render services to others.  It is understood that directors, officers, employees and stockholders of the Company are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7.	Duration and Termination of this Agreement

(a)	This Agreement shall become effective as of the first date above written. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days' written notice, by the vote of a majority of the outstanding voting securities of the Company or by the vote of the Company's directors or by the Administrator. The provisions of Section 5 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Administrator shall be entitled to any amounts owed under Section 4 through the date of termination or expiration, and Section 5 shall continue in force and effect and apply to the Administrator and its representatives as and to the extent applicable.

(b)	This Agreement shall continue in effect for two years from the date hereof, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (A) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company and (B) the vote of a majority of the Company's directors who are not parties to this Agreement or "interested persons" (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(c)	This Agreement will automatically terminate in the event of its "assignment" (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act).

8.	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

9.	Amendments

This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

10.	Entire Agreement; Governing Law

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of New York applicable to contracts formed and to be performed entirely within the State of New York, without regard to conflict of laws principles, and in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

YIELDSTREET PRISM FUND INC.

By:
Name: Milind Mehere
Title: Chief Executive Officer

YIELDSTREET MANAGEMENT, LLC

By:
Name: Milind Mehere
Title: Chief Executive Officer

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